Exhibit 99.1

Hour Loop Reports Second Quarter 2023 Results

Demonstrates Strong Revenue Growth Despite Challenging

e-Commerce Environment

Revises up Full Year 2023 Revenue Guidance

Redmond, WA, August 9, 2023 – Hour Loop, Inc. (NASDAQ: HOUR) (“Hour Loop”), a leading online retailer, announces its financial and operational results for the quarter ended June 30, 2023.

Financial Highlights for Second Quarter 2023:

●	Net revenues increased 51.5% to $22.4 million, compared to $14.8 million in the year-ago period;
●	Net loss totaled $0.8 million, compared to $0.3 million in the year-ago period; and
●	Cash used for operating activities was $3.4 million and $12.7 million for the six months ended June 30, 2023 and 2022, respectively.

Management Commentary

“We are pleased to report our second quarter 2023 results, in which we continue to deliver significant revenue growth,” said Sam Lai, CEO of Hour Loop. “The revenue growth rate for the second quarter was 51.5%, compared with the year-ago period, and outperformed most peers that we know.”

“However, our gross margin, compared with the year-ago period, was negatively impacted by the challenging e-commerce environment and intense competition caused by high inventory levels across the industry. Nevertheless, we had some success with the QoQ margin improvement to 50.7% from 45.6%.

Our operating expenses percentage remains at a similar percentage to the first quarter because of efforts made for expenses management this year. Overall, we believe we’ve built a solid foundation to continue generating strong growth. We also aim to continue making improvements on profitability.”

“Looking forward, we’re cautiously optimistic. Despite an uncertain economy, we continue to see strong demand for our products so far in 2023. We are confident in our ability to continue delivering values to our vendors, customers, and shareholders.”

Second Quarter 2023 Financial Results

Net revenues in the second quarter of 2023 were $22.4 million, compared to $14.8 million in the year-ago period. The increase was primarily due to continued growth and maturity in our personnel and operating model, despite the overall e-commerce traffic slowdown and intense competition.

Gross profit percentage decreased 5.8% to 50.7%, compared to 56.5% of net revenues in the comparable period a year ago. The decrease was a function of increased market competition, overstocked inventories, and higher Amazon fees.

Operating expenses percentage decreased 4.8% to 54.4%, compared to 59.2% of net revenues in the year-ago period. The decrease reflected better management of shipping, labelling, and preparation costs, as well as legal and professional fees.

Net loss in the second quarter of 2023 was $0.8 million, or $0.02 per diluted share, compared to $0.3 million, or $0.01 per diluted share, in the comparable year-ago period. The increase was driven by increased costs as a result of the reasons mentioned above despite efforts made for expenses management.

As of June 30, 2023, the Company had $1.1 million in cash, compared to $4.6 million as of December 31, 2022. This decrease was driven by the payments made to vendors when due.

Inventories as of June 30, 2023, were $14.4 million, compared to $18.8 million as of December 31, 2022. The decrease represented strong sales momentum in the first half of 2023.

Full Year 2023 Financial Outlook

For the full year 2023, Hour Loop revises up its guidance for gross revenue to be in the range of $132 million to $145 million, representing 30% to 40% year-over-year growth. In the meantime, the Company maintains its guidance for 2023 net income to be in the range of $0.5 million to $4 million.

About Hour Loop, Inc.

Hour Loop is an online retailer engaged in e-commerce retailing in the U.S. market. It has operated as a third-party seller on www.amazon.com and has sold merchandise on its website at www.hourloop.com since 2013. Hour Loop further expanded its operations to other marketplaces such as Walmart, eBay, and Etsy. To date, Hour Loop has generated practically all its revenue as a third-party seller on www.amazon.com and only a negligible amount of revenue from its own website and other marketplaces. Hour Loop manages more than 100,000 stock-keeping units (“SKUs”). Product categories include home/garden décor, toys, kitchenware, apparel, and electronics. Hour Loop’s primary strategy is to bring most of its vendors’ product selections to the customers. It has advanced software that assists Hour Loop in identifying product gaps so it can keep such products in stock year-round including the entirety of the last quarter (holiday season) of the calendar year. In upcoming years, Hour Loop plans to expand its business rapidly by increasing the number of business managers, vendors, and SKUs.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” including with respect to Hour Loop’s business strategy, product development and industry trends. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Hour Loop. While Hour Loop believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to Hour Loop on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in Hour Loop’s filings with the Securities and Exchange Commission, as the same may be updated from time to time. Thus, actual results could be materially different. Hour Loop undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Investor Contact

Finance Department

finance@hourloop.com

HOUR LOOP, INC.

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars, except for share data)

As of June 30, 2023 (Unaudited) and December 31, 2022

	June 30,	December 31,
	2023	2022
	(unaudited)
ASSETS
Current assets
Cash	$1,118,671	$4,562,589
Accounts receivable, net	322,334	352,379
Inventory, net	14,417,742	18,801,529
Prepaid expenses and other current assets	871,771	741,243
Total current assets	16,730,518	24,457,740

Property and equipment, net	208,297	274,195
Deferred tax assets	1,095,258	549,320
Right-of-use lease assets	294,678	450,721
Total non-current assets	1,598,233	1,274,236
TOTAL ASSETS	$18,328,751	$25,731,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term loan	$643,294	$652,316
Accounts payable	7,448,841	11,883,253
Accrued expenses and other current liabilities	929,294	1,742,972
Operating lease liabilities-current	266,672	385,216
Total current liabilities	9,288,101	14,663,757

Non-current liabilities
Operating lease liabilities-non-current	15,508	64,945
Due to related parties	4.170,418	4,170,418
Total non-current liabilities	4,185,926	4,235,363
Total liabilities	13,474,027	18,899,120
Commitments and contingencies

Stockholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding as of June 30, 2023 and December 31, 2022	-	-
Common stock: $0.0001 par value, 300,000,000 shares authorized, 35,070,776 and 35,047,828 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	3,507	3,506
Additional paid-in capital	5,709,652	5,675,320
(Accumulated deficit) retained earnings	(827,540)	1,177,072
Accumulated other comprehensive loss	(30,895)	(23,042)
Total stockholders’ equity	4,854,724	6,832,856

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,328,751	$25,731,976

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In U.S. Dollars, except for share and per share data)

For the Three and Six Months Ended June 30, 2023 and 2022

(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022

Revenues, net	$22,417,448	$14,800,518	$43,485,057	$27,154,501
Cost of revenues	(11,059,899)	(6,443,910)	(22,511,806)	(12,341,179)
Gross profit	11,357,549	8,356,608	20,973,251	14,813,322

Operating expenses
Selling and marketing	10,245,912	6,480,625	19,752,883	12,006,727
General and administrative	1,957,975	2,275,642	3,671,161	3,951,606
Total operating expenses	12,203,887	8,756,267	23,424,044	15,958,333

Loss from operations	(846,338)	(399,659)	(2,450,793)	(1,145,011)

Other (expenses) income
Other expense	(2,438)	(3,944)	(14,717)	(9,394)
Interest expense	(62,392)	(20,567)	(123,488)	(104,125)
Other income	20,818	13,754	38,448	20,693
Total other expenses, net	(44,012)	(10,757)	(99,757)	(92,826)

Loss before income taxes	(890,350)	(410,416)	(2,550,550)	(1,237,837)
Income tax benefit	120,982	97,009	545,938	279,542

Net loss	(769,368)	(313,407)	(2,004,612)	(958,295)

Other comprehensive loss
Foreign currency translation adjustments	(9,192)	(9,497)	(7,853)	(11,913)

Total comprehensive loss	$(778,560)	$(322,904)	$(2,012,465)	$(970,208)

Basic and diluted loss per common share	$(0.02)	$(0.01)	$(0.06)	$(0.03)
Weighted-average number of common shares outstanding	35,055,293	34,939,695	35,056,510	33,300,000

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars)

For the Six Months Ended June 30, 2023 and 2022

(Unaudited)

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2023	2022

Cash flows from operating activities
Net loss	$(2,004,612)	$(958,295)
Reconciliation of net loss to net cash used in operating activities:
Depreciation expenses	68,634	22,498
Amortization of right-of-use lease assets	179,774	124,570
Deferred tax assets	(545,938)	(279,542)
Inventory allowance	211,979	169,192
Stock-based compensation	34,333	61,013
Changes in operating assets and liabilities:
Accounts receivable	30,045	(25,616)
Inventory	4,171,808	(7,745,521)
Prepaid expenses and other current assets	(130,528)	191,294
Accounts payable	(4,434,412)	(4,180,324)
Accrued expenses and other current liabilities	(813,678)	48,803
Operating lease liabilities	(191,845)	(98,930)
Net cash used in operating activities	(3,424,440)	(12,670,858)

Cash flows from investing activities:
Purchases of property and equipment	(5,881)	(164,174)
Net cash used in investing activities	(5,881)	(164,174)

Cash flows from financing activities:
Payments to related parties	-	(1,024,188)
Deferred IPO expenses	-	(576,167)
Proceeds from issuance of shares	-	6,156,360
Net cash provided by financing activities	-	4,556,005

Effect of changes in foreign currency exchange rates	(13,597)	(7,115)

Net change in cash	(3,443,918)	(8,286,142)

Cash at beginning of period	4,562,589	10,592,572

Cash at end of period	$1,118,671	$2,306,430

Supplemental disclosures of cash flow information:
Cash paid for interest	$167,017	$-
Cash paid for income tax	$-	$-
Noncash investing and financing activities:
Right-of-use of assets and operating lease liabilities recognized	$28,407	$606,443

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.